Exhibit 5.1
[Partridge Snow & Hahn LLP Letterhead]

May 8, 2026

Washington Trust Bancorp, Inc.
23 Broad Street
Westerly, Rhode Island 02891

Re:     Securities Being Registered under Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Washington Trust Bancorp, Inc., a Rhode Island corporation (the “Company”), in connection with its filing of a Registration Statement on Form S-8 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof, relating to the Company’s reservation of an additional 500,000 shares (the “Increased Shares”) of the Company’s authorized Common Stock, $0.0625 par value per share (the “Common Stock”), that may be issued pursuant to that certain Amendment No. 1 to the Washington Trust Bancorp, Inc. 2022 Long Term Incentive Plan (the “Plan Amendment”), which amends that certain Washington Trust Bancorp, Inc. 2022 Long Term Incentive Plan (the “Plan” and together with the Plan Amendment, the “Amended Plan”). Pursuant to the Amended Plan, the aggregate number of shares of Common Stock of the Company reserved for issuance, including the Increased Shares, is a total of 1,100,000 (such aggregate, the “Shares”).

We have not been involved in the preparation of the Registration Statement. We have been retained solely for the purposes of rendering certain opinions pursuant to Rhode Island law.

We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company as we have deemed appropriate to give the opinion set forth below. With respect to the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as certified or reproduced copies. We have relied, without independent verification, on certificates of public officials and, as to matters of fact material to the opinion set forth below, on certificates of officers of the Company.

The opinion set forth below is limited to the laws of the State of Rhode Island (without giving effect to choice of law principles).

For purposes of the opinion set forth below, without limiting any other exceptions or qualifications set forth herein, we have assumed that no event occurs that causes the number of authorized shares of Common Stock available for issuance by the Company to be less than the number of unissued Shares.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance and delivery against payment therefore in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise the Company of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Registration Statement or the Securities.

We hereby consent to the inclusion of this opinion as Exhibit 5.1 of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Very truly yours,

PARTRIDGE SNOW & HAHN LLP

By: /s/ Jay R. Peabody
Jay R. Peabody, Partner